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                                                                     Exhibit 1.1

                                                      Grupo Financiero | GALICIA

BYLAWS OF GRUPO FINANCIERO GALICIA S.A., A COMPANY NOT ADHERED TO THE OPTIONAL BYLAWS SYSTEM FOR THE MANDATORY ACQUISITION OF SHARES IN A PUBLIC OFFERING:

CHAPTER 1. NAME, DOMICILE AND TERM. ARTICLE 1: The name of the Company is GRUPO FINANCIERO GALICIA S.A. The Company was originally organized under the name "Galicia Holding S.A.". The Company has its legal domicile within the City of Buenos Aires, and it is permitted to set up branches, agencies or representative offices within or outside the country, pursuant to applicable laws and regulations. The registered office of the Company is 1Teniente General Juan D. Peron 456, piso 3, oficina 316, Buenos Aires. The Company's registered office may be moved within the same jurisdiction by decision of its Board of Directors as needed, provided such change of domicile is registered with the Public Registry of Commerce. The Company shall be governed by these Bylaws and by the regulations adopted by the shareholders at their Extraordinary Shareholders' Meetings and registered with the Public Registry of Commerce, in accordance with the terms of Section 167, 3rd paragraph, of the Business Companies Law. Grupo Financiero Galicia S.A. is a "Company not adhered to the Optional Bylaws System for the Mandatory Acquisition of Shares in a Public Offering" under the terms of
Section 24 of Decree 677/01.

ARTICLE 2: The term of duration of the Company shall be until June 30, 2100, extendable by the shareholders at a General Extraordinary Shareholders' Meeting.

CHAPTER 2. PURPOSE. ARTICLE 3. For the purposes of Section 31, 1st paragraph, of the Business Companies Law, the Company is EXCLUSIVELY A FINANCIAL AND INVESTMENT COMPANY.

     A. Accordingly, its purpose is to carry out either on its own account or on the account of or in association or together with third parties under any form of legal entity, within and outside the country, the following activities:

          1. Acquire, maintain and manage holdings and investments in companies organized within and outside the country, to which purpose it may use all its net worth, even becoming the controlling Company thereof, and irrespective of the purpose of the subsidiaries or affiliated companies, but particularly banks, financial entities, financial services companies of whatever nature, credit card service companies, insurance and reinsurance companies and companies engaged in any supplementary, related or similar activity.

          2. Participate in the organization and incorporation of companies, make capital contributions to existing or future companies for the financing of existing or future transactions.

          3. Purchase, sell, trade and subscribe any class of securities, shares, debentures and other securities, either existing or to be created in the future.

          4. Take or move and give secured or unsecured short, medium, and long term loans, whether in the country or abroad.

          5. The Company shall in no case be permitted to give guaranties or bonds in favor of third parties, except in the case of directly or indirectly controlled subsidiaries or affiliated companies.

          6. Undertake representations, agencies and commissions and manage the property and affairs of companies, individuals or entities based within or outside the country. Particularly, the Company may act as agent or representative in any transaction of the kind described above.

          7. Carry-on any kind of transactions in the capital markets or commodities, within the country or abroad.

          8. If first approved at a Shareholders' Meeting, the Company may issue debentures or negotiable obligations and, if first authorized by the competent corporate body pursuant to the applicable legislation, it may issue any other securities, papers or instruments permitted under present or future local or foreign laws.

     B. Notwithstanding the fact that the Company may participate in or exercise the control of local or foreign banks or financial entities, it shall not as part of its own activities engage in any form of brokerage in the supply and demand of financial instruments


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                                                      Grupo Financiero | GALICIA

which are governed by specific laws, particularly, by the Financial Entities Law. Nonetheless, the Company may be allowed to make a public offering by the National Securities Commission or by any other local or foreign stock or securities exchange.

     C. In relation to the activities mentioned in this article, the Company may be party to joint interest cooperation agreements (contratos de colaboracion empresaria) or abroad, whether governed by existing or future legislation. The power to authorize such activity shall be vested in the Board of Directors, which also has the power of establishing offices, branches, agencies and any other form of decentralization, either in the country or abroad.

     D. For all of the above purposes, the Company has full legal capacity to acquire rights, assume obligations and undertake any and all acts that are not expressly prohibited by law or by these Bylaws.

CHAPTER 3. CAPITAL STOCK, SHARES AND OTHER SECURITIES. ARTICLE 4: A. The Company's subscribed and paid-in capital stock as of May 15, 2000 amounts to five hundred and forty-three million pesos (Ps. 543,000,000) divided into and represented by five hundred and forty-three million shares of common stock, resolved to increase par value of Ps. 1 (one peso) each, of which two hundred and eighty-one million two hundred and twenty-one thousand six hundred and fifty (281,221,650) are Class "A" shares, entitled to five votes each. The remaining two hundred and sixty-one million seven hundred and seventy-eight thousand three hundred and fifty (261,778,350) shares are Class "B" shares entitled to one vote each.

     B. By resolution adopted at the General Extraordinary Shareholders' Meeting held on May 16, 2000, it was resolved to increase the capital stock up to the amount required by the Public Offering of Exchange of Shares approved at such Meeting. Upon conclusion of said exchange, as evidenced in deed number 650 dated July 27, 2000 entered by Notary Eduardo A. Diaz (filed with the Inspecting Board of Legal Entities on August 9, 2000, under Number 11670, Book 12, Volume of Stock Companies, Inspecting Board of Legal Entities consecutive number 1671058), the Company's capital stock was one billion ninety-two million four hundred and seven thousand and seventeen pesos (Ps. 1,092,407,017) divided into and represented by one billion ninety-two million four hundred and seven thousand and seventeen shares (1,092,407,017), par value of (Ps. 1) each, of which two hundred and eighty-one million two hundred and twenty-one thousand six hundred and fifty (281,221,650) are Class "A" shares, carrying five votes each. The remaining shares, that is to say, eight hundred and eleven million one hundred and eighty-five thousand three hundred and sixty-seven (811,185,367) shares are Class "B" shares and carry one vote each. All the shares are book-entry shares.

     C. As of the date hereof, the equity stock shall include subsequent capital increases. Changes in the capital stock of the Company shall be reflected on the Company's balance sheets.

     D. So long as the Company is authorized to offer shares publicly, the shareholders may, at an Ordinary Shareholders' Meeting, pursuant to Section 188 of Law 19,550, increase the capital stock subject to no limitation and without having to amend its Bylaws. With each capital increase, the terms of the new shares to be issued shall be determined. The Board of Directors may be granted authority to increase capital when so deemed advisable, as well as to determine the form and terms of payment of the shares.

     E. The division of shares into Class "A" and Class "B" shall be automatically rendered ineffective in the following cases:

          A. Should the only current holder of the Class "A" shares, i.e. EBA Holding S.A., sell all those Class "A" shares or such a number thereof that, considering the plural vote of the Class "A" shares, the buyer would obtain half of the votes plus one vote out of the total number of votes of Grupo Financiero Galicia S.A.;

          B. Upon the transfer by holders of Class "A" shares of EBA Holding S.A., as listed in the Minutes of Meeting Number 1 of said company, corresponding to the General Extraordinary Shareholders' Meeting held on October 12,

----------

* At a Meeting held by the Board of Directors on Jan. 11, 2001, it was resolved that the registered office be located at Tte. Gral. Juan D. Peron 456 2o Piso, Buenos Aires (this change of domicile was registered with the Public Registry of Commerce on Feb. 5, 2001, under Number 1703, on Book 14, Volume of Stock Companies).


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1999 (filed with the Registry under Number 18036, Book 8, Volume of Stock
Companies, Inspecting Board of Legal Entities consecutive number 1670663), of shares having more than half the votes at the Ordinary Shareholders' Meetings of EBA Holding S.A. to third parties other than holders of Class "A" shares, or their successors or assigns, or of spouses to whom Class "A" shares may be granted in the separation of marital property.

     F. If any of the events specified in item E above shall occur, the shares of stock shall automatically cease to be divided into classes, and all of them shall be book-entry shares of common stock entitled to one vote each.

ARTICLE 5. A. Shares may be issued in registered, non-endorsable or book-entry form, common or preferred, as resolved by Shareholders' Meeting deciding the capital increase.

     B. Considering that the Company has been authorized to make a public offering of its shares, common shares issued in the future shall carry one vote each, except as otherwise authorized by law. In electing the syndics and in deciding the matters referred to in Section 244, final paragraph, of the Business Companies Law, all the common shares shall be entitled to one vote.

     C. The holders of shares which are not fully paid shall be allowed to attend Shareholders' Meetings and exercise their voting rights from the time they subscribe and pay in the amounts required by law and the terms of the respective issue.

     D. Shares of preferred stock shall have preferred rights in the payment of dividends, cumulative or otherwise, according to their respective terms. Preferred shares may also be granted additional participation in the Company's profits pursuant to their terms, and/or priority in distributions of capital in the event of liquidation as well as the right to participate in any excess distribution, pro rata with the common shares. Preferred shares shall have no voting rights. However, in the event preferred shares enjoy voting rights pursuant to Section 217 of the Business Companies Law, their voting right shall be equal to that of outstanding common shares having the lowest number of votes.

     E. Moreover the Company may, as applicable, issue non-voting participation shares, which shall not represent a participation in the Company's capital stock exceeding 30% thereof.

     F. The Company may also issue new types of shares or other securities, convertible or otherwise, now or in the future allowed by applicable laws and regulations.

     G. The Company may issue negotiable obligations (either secured or unsecured) or any other typical or otherwise securities allowed by current Argentine law or, as applicable, in any foreign country.

     H. The issuance of negotiable obligations and participation shares (whether redeemable or otherwise) shall be decided by the shareholders at an Ordinary Shareholders' Meeting. To such end, the power to determine within the authorized amount all or some of the terms of issue, including date, price, form and terms of payment, may be delegated to the Board of Directors, fully in agreement with the legal provisions in force and the resolutions of the Argentine Securities Commission, as the case may be.

     I. The Company may also issue debentures within or outside the country, in local or foreign currency, whether secured or unsecured, as set forth in Title II, Article VII of the Business Companies Law. The shareholders, at an Extraordinary Shareholders' Meeting, and at the request of the Board of Directors, shall determine the aggregate amount and type of currency of the debentures and their terms and conditions; the shareholders may delegate to the Board of Directors all matters related to the date and details of issuance relating thereto.

     J. Any ordinary, preferred or participating stock without voting rights and any other securities mentioned in this section may be issued in a public offering, in compliance with requirements and authorization from the National Securities Commission and/or equivalent agencies and authorities in foreign countries. The Company is empowered to apply for the listing of securities on the local and foreign stocks and exchanges.

ARTICLE 6. The shareholders at Extraordinary Shareholders' Meetings may at any time resolve to fully or partially redeem preferred shares of a any type or class, pursuant to their respective terms and to any additional conditions fixed by the shareholders. Upon redemption preferred shares shall


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                                                      Grupo Financiero | GALICIA

lose all their voting and economic rights, automatically becoming credit instruments in the amount of the redemption price. Partial redemptions of a class of preferred shares shall be pro rata. Redemption notices shall be published for three days in the Official Bulletin.

ARTICLE 7. In the event of dissolution of the Company, the nominal equity shall be distributed first to the holders of preferred stock followed by the holders of common stock. Unpaid cumulative dividends shall be paid, if applicable, on the preferred shares; any balance shall be then distributed among the holders of common stock once holders of preferred stock have been paid any additional participation they may be entitled pursuant thereto.

ARTICLE 8: A. Book-entry shares in which the capital stock is divided as well as new book-entry shares or other securities that may be issued in the future shall be entered in accounts kept in the names of their holders in a Register of Book-Entry Shares maintained by the Company in accordance with the formalities, requirements and records set forth in Section 213 of the Business Companies Law and any other applicable laws and regulations. The Company shall give each holder a record of the opening of his/her account and of any entries made therein. Each shareholder shall be given, at his/her request and cost, a statement of his/her account.

     B. The Board of Directors may resolve that the Register of Book-Entry Shares be kept by a commercial or investment bank, or by an authorized custodian, in accordance with applicable laws and regulations.

     C. If the Company were to issue certificated shares, the certificates and/or interim certificates so issued shall bear the legends specified in Sections 207, 211 and 212 of the Business Companies Law and any other legends required by applicable laws and regulations. Certificates may be issued representing more than one share. With the prior approval of competent authorities, certificates may be printed with a conformed signature in such a manner that guarantees the certificates' authenticity.

     D. In the case of joint-holders, the Company shall demand that they join their representation. Until such joining occurs, no voting rights thereon may be exercised.

     E. The transfer of book-entry or non-endorsable shares (should they be issued by the Company), or the attachment of a security interest or lien thereon shall be governed by the provisions of Section 215 of the Business Companies Law and any other applicable laws or regulations; written notice of such transfer shall be sent to the Company, signed by the transferor and the transferee, or at the least by the transferor, or by the creditor or beneficiary, as applicable. If a stock broker or over-the-counter broker is involved in the transaction, notice may be given to the Company by such broker. The transfer of book-entry shares or registered non-endorsable shares will not be effective vis-a-vis the Company or third parties until registered in the Book-Entry Register or Stock Ledger, as the case may be, which shall be kept in compliance with any and all applicable laws.

ARTICLE 9: In the event the Company is in arrears in the payment of capital stock, the Board of Directors is empowered to proceed in accordance with Section 193 of the Business Companies Law by choosing the procedure that will best serve the Company's interests, in the light of circumstances. In all cases, arrears shall occur automatically, as a matter of law, with the ensuing acceleration of all pending terms. Past due interest will be one and a half times the rate applied by the Banco de la Nacion Argentina to its checking account overdrafts. The delinquent shareholder shall be given a 15-calendar-day notice to pay the full balance due plus interest, with notice that non-payment will result in the sale of the shares at a public auction conducted by an auctioneer or, in the event of listed shares, by a stock broker appointed by the Board of Directors. If the proceeds of the auction are not sufficient to cover the expenses, fees, interest and amounts due, the Company shall request that the delinquent shareholder to pay the shortage; if there are any amounts in excess, such excess shall be made available to the shareholder. Should the Board of Directors decide to exercise its right to declare the expiration of all rights with the ensuing forfeiture of any sums paid (Section 193, paragraph 2 of the Business Companies
Law), the notice demanding payment of


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the amounts due plus interest shall specify a 15 (fifteen) to 30 (thirty)
calendar-day term therefor, as may be resolved by the Board of Directors.

ARTICLE 10: Holders of shares of common stock may exercise preemptive rights in future subscriptions of shares or any other securities convertible into shares. Moreover, and in the proportion so subscribed, they may exercise their right of first refusal in the subscription of any shares that were not subscribed for by other shareholders. For the purposes of allowing shareholders to exercise these rights, the Company shall publish notices for a three-day in the bulletin of legal publications and if legally required, in one of the newspapers of general circulation in the Republic of Argentina, offering shareholders the opportunity to exercise their preemptive rights under terms established by shareholders at a Shareholders' Meeting, pursuant to applicable law. Upon the expiration of the offer period if there are any remaining unsubscribed shares, such shares my be offered by the Board of Directors as it may deem it most convenient.

ARTICLE 11: In the event a capital increase is done by a subscription offer to third-parties, pursuant to Section 197 of the Business Companies Law, and if in the Company's best interests, it may be resolved, at an Extraordinary Shareholders' Meeting, that the preemptive right to subscribe new shares of stock be limited or suspended.

ARTICLE 12: Upon subscribing or purchasing of any shares of stock in the Company, subscribers or purchasers shall be deemed to have knowledge of and be in agreement with these Bylaws and any future amendments hereof, as the case may be, and in the event of any legal action, to submit themselves to the jurisdiction of the Ordinary Courts in Commercial Matters of the City of Buenos Aires.

CHAPTER IV. MANAGEMENT. ARTICLE 13: A. Management of the Company shall be vested in a Board of Directors which shall be composed of a number of members, ranging between a minimum of three and a maximum of nine, as determined each year at the Annual Ordinary Shareholders' Meeting.

     B. In order to be eligible for election as a director, candidates names and lists thereof must be submitted, no less than three days before the date of the Shareholders' Meeting, such submission must be signed by shareholders representing at least ten percent of the total voting rights, to the Chairman of the Board of Directors or his substitute for their official approval. In the event the Shareholders' Meeting is adjourned before the election of directors, new lists of candidates may be submitted up to three business days before the date set for said Meeting to be resumed. In the event a shareholder gives the Company at least three days' notice prior to the date of the Meeting about his/her decision to vote cumulatively, he/she shall state the name or names of the person/s he/she proposes to be elected through such system. For purposes of facilitating the preparation of these lists and of registering the names of the candidates, beginning the date of the first notice of the respective Meeting, an ad hoc book complying with Article 53 of the Commercial Code shall be kept at the corporate domicile and be open to inspection of shareholders at any time in order to record the names of candidates proposed by the shareholders. Votes cast in favor of persons not included in lists submitted within the terms and under the conditions mentioned above shall be invalid.

     C. The shareholders at the Shareholders' Meeting may also elect one or more Alternate Directors up to a maximum number equal to the number of elected Regular Directors. When electing the Alternate Directors, voting shareholders may in the Shareholders' Meeting (i) determine which Alternate Directors will replace which corresponding Regular Directors, (ii) establish an order of election, or (iii) any combination of the above two options. If no resolution is made at the Shareholders' Meeting, it shall be deemed that the criterion specified in (ii) was chosen. In the event of unavailability or absence of a Regular Director, whether temporary or permanent, Alternate Director under method (i) above shall replace their respective Regular Director, and Alternate Directors elected under method (ii) above shall replace Regular Directors according to the order of their election. Alternate Directors shall act in the Board of Directors without requiring any authorization or Board


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resolution, only if a quorum of Regular Directors is not present. If there is a quorum of Regular Directors present, Alternate Directors may act in the Board of Directors if so decided by a majority of the members. An Alternate Director shall stay in office until the director he/she replaces resumes his/her duties, and, in the event of permanent absence or discontinuance, until the next Ordinary Shareholders' Meeting at which directors are to be elected. At such Meeting, shareholders may resolve that such Alternate Director may complete the outgoing Director's unexpired term of office or they may elect another director to that end.

     D. In order to be a Director, an individual must have an honorable reputation and shall possess the technical qualifications suitable to hold office. Upon taking office, each director shall give a bond of One Thousand Pesos (Ps.1,000.-), either in cash and/or government securities.

     E. Regular Directors shall hold office for three years and shall be renewed by thirds (or a fraction of no less than three) each time. The first Shareholders' Meeting at which directors shall be elected after the approval of the amendment to this article (even if the amendment has not been yet registered), shall determine which of the elected directors shall hold office for a term of one, two or three years. In general, when electing directors or thereafter, the Shareholders' Meeting shall have the power to fix a shorter period (one or two years) for the terms of office of one, several or all of the directors. Should the issue not be resolved at the Shareholders' Meeting, the first Board of Directors whose members must be partially renewed shall decide, in their first meeting, the names of the Directors whose term shall end after their first year of service. Alternate Directors shall also be elected for a three-year term, and the same rules set forth for Regular Directors shall apply thereto. Directors, both alternate and regular, may be reelected indefinitely. If the Ordinary Shareholders' Meeting is held after the expiration of the terms of office fixed for directors, they shall validly remain in their offices until their successors shall have been elected.

     F. In the event of any vacancy in the Board of Directors, the Supervisory Syndics Committee shall appoint the directors necessary for the Board to be able to transact business.

ARTICLE 14: At the first Board of Directors' meeting held after the Ordinary Shareholders' Meeting at which directors are totally or partially elected, provided that at such Shareholders' Meeting, if the following officers have not been chosen prior thereto, directors shall elect from their own members a Chairman, and one or two Vice-Chairmen, as the Board of Directors so determines. In the event of absence or impediment of the Chairman, one of the Vice-Chairmen shall automatically replace the Chairman in all his/her duties and powers, in the order of their election.

ARTICLE 15: A. Board of Directors shall meet at least monthly and at any other times as may be called by any one of the Directors or the Supervisory Syndics Committee.

     B. Meetings will be held with a majority of members present, whether in person or via a phone or videoconference or similar electronic means of simultaneous communication. For purposes of constituting a quorum, all participating directors will be counted whether participating in person or otherwise. Resolutions will be passed with a least a majority of votes present in person or otherwise. In the event of a tie vote, the Chairman will have the deciding vote and in accordance with the seniority established in Article 14 above. Board minutes shall be prepared and signed by the directors and syndics present within five days of the meeting. In the event directors are participating via electronic means, a record will be made in the minutes of such participation. The Supervisory Syndics Committee shall oversee the authenticity of the voting process. If a director participates in a meeting via electronic means, such director shall sign a copy of the minutes and deliver it to the Company via facsimile, unless the director is present at the time of signing in which case a record of such fact will be kept. The minutes shall contain a record of the events of the meeting for all directors whether they are present or participating via electronic means as well as of record of votes and the resolutions adopted thereby.

     C. The compensation of the members of the Board shall be determined at Shareholders' Meetings, with terms of reference to best practices and director compensation in the national and international fields for directors similarly situated with comparable responsibilities and duties.

ARTICLE 16: The powers and duties of the Board of Directors shall be as follows:

     1) To agree, establish, authorize and regulate the affairs, investments and expenses of the Company; to enforce the resolutions adopted at the Shareholders' Meetings; and to resolve, within ten business days, any request to call a Shareholders' Meeting received from the Shareholders pursuant to Section 236 of the Business Companies Law.

     2) To decide, when so deemed convenient for the advancement of the corporate objectives, that its members take remunerated positions within the Company, its subsidiaries or affiliates, whether they be technical or administrative positions, and whether of a permanent, temporary or occasional nature, such a cost to be allocated to general expenses. Members shall appoint all


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                                                      Grupo Financiero | GALICIA

other offices and employees, establishing their powers, duties, remunerations, rewards and bonds, with authority to suspend and eliminate such positions.

     3) To allocate any sums of money as the members may deem adequate for the benefit of any person that has worked for the Company, its subsidiaries or affiliates.

     4) To supervise the businesses and operations of the Company and to establish the best means and mechanisms to participate in the corporate bodies and decisions of its subsidiaries and affiliates, or in the supervision thereof, as applicable.

     5) To send out notices of and be present at Shareholders' Meetings and to move at them any measures it may deem pertinent; to submit the Annual Report and Balance Sheet of the Company for approval of the Shareholders at the Annual General Meeting, and to propose thereat the distribution of profits in accordance with the law and these Bylaws.

     6) To issue internal rules and regulations in case they are considered necessary, with the exception of the regulations mentioned in Article 1, which shall have to be approved at a Shareholders' Meeting.

     7) To acquire and dispose holdings in any other companies, both within and outside the country.

     8) To settle and submit to de jure arbitration or amiables compositeurs any matters the Company may be party to.

     9) To agree on interim dividends when deemed appropriate, pursuant to and in accordance with Section 224 of the Business Companies Law and other applicable legal provisions in force.

     10) To arrange transactions with institutions, banks or companies within or outside the country.

     11) To temporarily suspend, by a vote of two-thirds of the Board of Directors, a director who shall have willfully carried out any act contrary to the Company's interests, submitting the case to the consideration of the Shareholders at a Meeting to be immediately convened therefor.

     12) To undertake all types of legal complaints, perform all types of acts and execute all contracts that may be necessary to fulfill the corporate purpose, including those for which special powers of attorney are required (such as those listed in Sections 782, 806 and 1881 of the Argentine Civil Code and
Section 9 of Decree Law 5965/63 and other applicable rules).

     13) To establish branches, agencies or any kind of representative offices, either in the Republic of Argentina or abroad, with or without a specified capital therefor, with any powers as may be required. To execute joint interest cooperation agreements.

     14) To grant court, out-of-court, administrative and other powers of attorney, whether general or special, with the purpose and scope that is deemed most appropriate.

     15) To distribute any sums of money and to make grants and gifts to charity or any other general interest purposes.

     16) The Board of Directors shall not be authorized to decide upon the sale or any other act involving any disposition of the shares which are the controlling interest in the subsidiary "Banco de Galicia y Buenos Aires S.A.", including any merger or similar act of corporate restructuring, without such a transaction having been first approved by the Shareholders at an Ordinary Shareholders' Meeting. The above enumeration is merely illustrative, and the Board of Directors is authorized to resolve on any matters not contemplated herein, provided that they be related to the corporate purpose and consistent with the requirement of law and these Bylaws.

ARTICLE 17: DELEGATE DIRECTOR OR EXECUTIVE COMMITTEE. MANAGERS. A. In order to best perform its duties, the Board of Directors may delegate to one of its members (the "Delegate Director") or to an Executive Committee part of its administration duties, particularly, the executive management of the Company's usual and ordinary affairs, as so decided.

     B. If the Board of Directors decides to create an Executive Committee, it shall do so in accordance with Section 269 of the Business Companies Law. The Committee shall consist of two to five members and its meetings shall be held as frequent as resolved by the Board of Directors. A quorum shall be deemed constituted with more than half of its members present and the decisions shall be made by majority of the members present. If the Committee consists of only two members, the deciding vote in the event of tie shall correspond to the Chairman of the Board of Directors, who shall be called for that specific purpose. If the Chairman is a member of the committee, he shall have a casting vote. The Executive


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Committee shall only be in charge of managing the customary affairs, with such powers and restrictions that may be fixed by the Board of Directors.

     C. The Executive Committee, or the Delegate Director or Directors, as applicable, shall provide the Board of Directors with any information regarding the resolutions adopted by the same. The Board of Directors shall supervise the performance of the Executive Committee, or that of the Delegate Director or Directors, as applicable, being entitled, pursuant to the powers conferred on it by law or these Bylaws, to resume at any time the delegated duties, either provisionally or permanently, as well as to change the duties of or discontinue such Committee.

     D. The preceding notwithstanding the fact that the Board of Directors is authorized to appoint a General Manager and one or more managers, whether they be directors or not, and to grant them certain administration duties.

ARTICLE 18: A. The Chairman shall be the legal representative of the Company. However, each of the Vice Chairmen individually or any two of the remaining Regular Directors acting jointly may also represent the Company; all being entitled, while discharging such representation and for purposes of the implementation of the resolutions made by the Board of Directors, to execute any obligations, agreements, and generally, any legal acts and documents related to the Company's management.

     B. Any regular member of the Board of Directors may represent the Company in order to testify and answer interrogatories in any action or before any arbitration and administrative courts, either within the country or abroad, it being understood in such case that he or she is acting as the legal representative of the Company and that his or her representations and statements are binding on the Company, notwithstanding any general or special powers of attorney that the Board of Directors may decide to grant to answer to interrogatories or otherwise.

     C. Furthermore, the Chairman or the Vice Chairman or Vice Chairmen acting in lieu of the Chairman shall have the following powers and duties:

          1) To ensure compliance with these Bylaws, the internal rules and regulations and the resolutions passed by the Board of Directors and Shareholders' Meetings.

          2) To preside at all Shareholders' Meetings and Board Meetings, to call the meetings to order and monitor the discussions held, to make all participants in Directors and Shareholders' Meetings aware of all regulations and matters that affect the Company, its subsidiaries and affiliates, and to suggest resolutions that he or she may deem appropriate.

          3) To call the Board of Directors meetings when deemed needed, or when requested by any of the Directors or Syndics.

          4) To execute all documents related to the Company's business, notwithstanding those that have to be signed by other directors, managers or officers in accordance with these Bylaws or the Company's internal regulations.

          5) To discontinue the services of the managers and other employees, reporting this fact immediately to the Board of Directors for the Board to resolve as it may best deem.

CHAPTER V. SUPERVISION. ARTICLE 19: A. Supervision of the Company shall be performed by a Supervisory Syndics Committee, which shall consist of three Regular Syndics appointed at an Ordinary Shareholders' Meeting to hold office during one fiscal year. The syndics shall have the powers and duties set forth in Section 294 of the Business Companies Law. Furthermore, three Alternate Syndics shall be appointed at the Shareholders' Meeting, and who shall act during the absence or impediment of the regular syndics. When appointing the alternate syndics, Shareholders may decide (i) to determine which regular syndic is to be replaced by each alternate; and (ii) to fix an order of election which initially shall correspond to the number of votes obtained by each of them. In such case, Alternate Syndics shall take office in the order of their election. Alternate Syndics may attend the meetings of the Supervisory Syndics Committee and of the Board of Directors upon the absence of a regular syndic -and, as applicable, in the absence of the remaining alternate members that have a prior right concerning the number of votes or the order of their election, if any,- without any previous action being required. The term of alternate syndics shall last until the replaced


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                                                      Grupo Financiero | GALICIA

Syndic shall have resumed its duties or, in the event of a permanent absence, until the next Ordinary Shareholders' Meeting at which a new syndics will be elected.

     B. The Supervisory Syndics Committee meetings are validly held with the presence of two of its members and resolutions thereat shall be adopted with the affirmative vote of the majority of those present, notwithstanding the rights, powers and duties of dissenting syndics, as applicable, under Section 294 of the Business Company Law. The Supervisory Syndics Committee shall keep a minutes book.

CHAPTER VI. CORPORATE GOVERNANCE. ARTICLE 20: The Shareholders' Meetings shall be Ordinary or Extraordinary, as required by the agenda. The meetings shall be conducted in accordance with Sections 234, 235 and other applicable sections of the Business Companies Law.

ARTICLE 21: A. The Shareholders' Meetings, either Ordinary or Extraordinary, shall be announced by publications during five days, no sooner than and no later than 10 and 30 days prior to the meeting, respectively, in the papers of legal publications and in one of the newspapers of general circulation throughout the Republic of Argentina. Furthermore, all applicable laws and regulations shall be complied with.

     B. Notice of the first and adjourned meetings may be given simultaneously as set forth by Section 237 of the Business Companies Law. In the event of simultaneous calls, if the meetings have been convened to be held within the same day, there must be an interval of at least an hour after the time fixed to hold the first one. Once the Company has been authorized to make a public offering of its shares of stock, the power to make simultaneous calls shall be reserved to the Ordinary Shareholders' Meetings. If the calls are not made simultaneously, the adjourned meeting shall be held within 30 (thirty) calendar days and the publications shall be made during three days, at least 8 days prior thereto.

     C. The Board of Directors shall determine the Agenda of each Shareholders' Meeting and no business may be transacted other than that included in the call by the Board of Directors or such as may have been included by the Supervisory Syndics Committee. The shareholders that represent at least 5% of the paid in capital stock may propose in writing to the Board of Directors, before February 28th every year, the matters relating to the annual report that in their discretion should be considered at the Shareholders' Meeting.

ARTICLE 22: The right to attend the Shareholders' Meeting may be exercised either personally or by the representation of another person, whether or not he or she is a shareholder, through a proxy made in a private instrument, signature of which shall be certified by a judicial officer, a Notary Public or a banking institution.

ARTICLE 23: A. Quorum and majority percentages shall be as established by Sections 243 and 244 of the Business Companies Law, according to the type of meetings, notice and agenda. The only exception is the quorum at second call of the Extraordinary Shareholders' Meeting, which shall be deemed validly convened with the presence of any number of shareholders having voting rights.

     B. Votes shall be by show of hands or in the manner determined by the Chairman and as approved at the Shareholders' Meeting. At request the a Shareholder, a record will be kept of their vote against a specific resolution, or that have abstained from voting thereon.

     C. The minutes of each meeting containing a summary of the proceedings and an exact transcription of the resolutions adopted thereat shall be entered in the Shareholders' Minutes Book. These minutes shall be signed by the Chairman, the shareholders specifically appointed at the Meeting for that purpose, the Secretary and by any Tellers, if so decided. The signatures of the shareholders or representatives along with that of the Chairman shall evidence the approval of the relevant minutes.

     D. The Shareholders' Meeting shall be in permanent session until all items of the Agenda have been decided on. The meeting may be adjourned only once, to continue within 30 calendar days. Only the shareholders who were allowed to attend the first meeting by reasons of having complied with the notice requirements of Section 238 of the Business Companies Law shall be allowed to attend the second meeting. Minutes of each meeting shall be drawn up.


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                                                      Grupo Financiero | GALICIA

CHAPTER VII. BALANCE SHEET AND PROFIT DISTRIBUTION. ARTICLE 24: A. The Company's fiscal year shall close on December 31 of each year. The financial statements, according to applicable technical standards and current provisions, shall be drawn up as of such date.

     B. Without prejudice to the foregoing, if the Company or any of its subsidiaries were authorized to make a public offering of its shares, negotiable obligations or other securities, the financial statements shall be drawn up on a quarterly basis subject to the applicable legal and regulatory requirements. Their preparation shall be handled by the Board of Directors and shall include an opinion given by the Supervisory Syndics Committee.

     C. The Shareholders at their Meeting may change the closing date of the Company's fiscal year, registering the pertinent resolution at the Public Registry of Commerce and informing the competent controlling authorities.

     D. Liquid and realized profits shall be distributed annually as follows:

          1) The percentage stipulated by existing laws shall be allotted to the Statutory Reserve Fund.

          2) The amount, as determined pursuant to applicable law or to these Bylaws, as compensation for the Board of Directors, which amount shall be distributed among the directors in the manner decided by the Shareholders' Meeting or, as applicable, by the Board of Directors.

          3) The amount to be determined as compensation for the Supervisory Syndics Committee.

          4) To Dividends payable to preferred shares, if any; any overdue cumulative dividends are to be paid out first.

          5) To the amortization, in whole or in part, of issued participation stock, as applicable.

          6) After payment of the additional participation of preferred shares, the remainder, until reaching a sum that shall not exceed the profits received in cash during the fiscal year, shall be distributed in the manner resolved at the Shareholders' Meeting. The amount may be distributed, either completely or partially, to optional reserve funds that are reasonable and consistent with reasonable prudent management practices, to a new account or to dividends payable to common stock.

          7) Dividends shall be paid pro rata to the respective payments, within one year of their approval. If the Company is authorized to make a public offering of its shares of stock, the dividends, if only being paid in cash, shall be paid within 30 (thirty) calendar days of their approval by the shareholders at the respective Shareholders' Meeting or within a longer or shorter term as may be established by the applicable laws and regulations. The dividends that have not been collected three years after being placed at the disposal of the Shareholders shall be forfeited in favor of the Company. The amount of the so forfeited dividends shall be allocated to the reserve fund.

          8) The distribution of advanced or interim dividends or of dividends resulting from the quarterly balance sheets in cash, as provided for by the second paragraph of Section 224 of the Business Companies Law shall be decided by the Board of Directors on the basis of the special or quarterly balance sheets, accompanied by the opinion of the Supervisory Syndics Committee.

CHAPTER VIII. DISSOLUTION AND LIQUIDATION. ARTICLE 25: A. The events of dissolution are those established in the Business Companies Law.

     B. Upon the dissolution of the Company, the ensuing liquidation may be carried out by the Board of Directors or by the liquidators appointed at a Shareholders' Meeting. The liquidation shall be conducted under the supervision of the Supervisory Syndics Committee. If liabilities have been cancelled and capital refunded, taking into account the preferences of the shares of preferred stock or of participation stock or the payment of negotiable obligations, as the case may be, the balance shall be distributed among the shareholders pro rata to their shares and the rights attached to such shares.


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                                                      Grupo Financiero | GALICIA

REGISTRATION WITH THE PUBLIC REGISTRY OF COMMERCE

----------------------------------------------------------------------------

DATE                NO.               FOLIO   BOOK      VOLUME
----                ---               -----   ----      ------

Sept. 30, 1999      14,519            --      7         - of Stock Companies

AMENDMENTS
----------

March 9, 2000       3,385             --      10        - of Stock Companies

July 17, 2000       10,203            --      11        - of Stock Companies

July 17, 2000       10,202            --      11        - of Stock Companies

Aug. 9, 2000        11,670            --      12        - of Stock Companies

Aug. 9, 2000        11,670            --      12        - of Stock Companies

July 3, 2001        8,569             --      15        - of Stock Companies

Aug. 22, 2003       11,891            --      22        - of Stock Companies